Exhibit 10.7.4

SECOND AMENDMENT TO

THE ANNTAYLOR STORES CORPORATION

2003 EQUITY INCENTIVE PLAN

The AnnTaylor Stores Corporation 2003 Equity Incentive Plan (the “Plan”) is hereby amended effective as of January 26, 2006 (the “Effective Date”) with respect to all Options (as defined in the Plan) granted pursuant to the Plan, including grants outstanding before the Effective Date, as set forth below.

1. The last two sentences of Section 6(j)(2) of the Plan are hereby amended and restated in their entirety to read as follows:

“Following the Acceleration Event, the Committee may provide for the cancellation of all Options then outstanding. Upon such cancellation, the Corporation shall make, in exchange for each such Option, a payment either in (i) cash; (ii) shares of the successor entity; or (iii) some combination of cash or shares thereof, at the discretion of the Committee, and in each case in an amount per share subject to such Option equal to the difference between the per share exercise price of such Option and the Fair Market Value of a share of Common Stock on the date during the prior sixty-day period that produces the highest Fair Market Value.”

Except as set forth above, the Plan is hereby ratified and affirmed in all respects.